Exhibit 107

CALCULATION OF FEE TABLE
FORM S-8
(Form Type)
Similarweb Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value NIS 0.01 per share	Other	764,338 (2)	$ 5.70 (4)	$ 4,356,727 (4)	0.0001102	$480
Equity	Ordinary shares, par value NIS 0.01 per share	Other	3,821,689 (3)	$5.70 (4)	$21,783,627 (4)	0.0001102	$2,401
Total Offering Amounts					$26,140,354		$2,881
Total Fee Offsets							N/A
Net Fee Due							$2,881

(1)	Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”) of Similarweb Ltd., which may become issuable under the 2021 Employee Share Purchase Plan (the “2021 ESPP”) or 2021 Share Incentive Plan (the “2021 SIP”) by reason of any share split, share dividend, recapitalization or other similar transaction.
(2)	Consists of 764,338 Ordinary Shares that may become issuable under the 2021 ESPP pursuant to its terms
(3)	Consists of 3,821,689 Ordinary Shares that may become issuable under the 2021 SIP pursuant to its terms.
(4)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Ordinary Shares, as reported on the New York Stock Exchange, on March 20, 2023.